UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): June 5, 2025

Cibus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

(858) 450-0008

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, $0.0001 par value per share	CBUS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreements

In connection with an SEC-registered public offering (the “Offering”) of 15,714,285 shares (the “Shares”) of the Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), of Cibus, Inc. (“the “Company”), on June 5, 2025, the Company entered into Securities Purchase Agreements (each a “Purchase Agreement” and collectively, the “Purchase Agreements”) with certain outside investors (the “SPA Investors”) as well as the Chairman of the Company’s Board of Directors (the “Board Chairman,” and together with the SPA Investors and certain other investors not party to a Purchase Agreement, the “Purchasers”).

The Purchase Agreements contain customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreements and subject to exceptions, the Company has agreed to certain restrictions on the issuance and sale of its Class A Common Stock or Common Stock Equivalents (as defined in the Purchase Agreements) during the 60-day period following the closing of the Offering. In addition, each of our executive officers and directors has agreed, subject to certain exceptions, not to dispose of or hedge any shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock during the 60-day period following the closing of the Offering.

The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-273062), which was filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2023, amended on October 25, 2023 and was declared effective by the Commission on October 27, 2023. The preliminary prospectus related to the Offering was filed with the Commission on June 4, 2025 and the final prospectus supplement (the “Prospectus Supplement”) related to the Offering was filed with the Commission on June 6, 2025.

The Offering closed with respect to certain Purchasers on June 6, 2025 and is expected to close on or about June 9, 2025 with respect to the remaining Purchasers, including the Board Chairman, subject to customary closing conditions. The Company currently intends to use the net proceeds from the Offering to fund further development of weed management traits in Rice and for working capital and general corporate purposes, including the payment of professional expenses for financial advisory services, as it pursues longer term financing.

The foregoing descriptions of the Purchase Agreements are qualified in their entirety by reference to the Form of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Jones Day relating to the validity of the Shares is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

Placement Agency Agreement

On June 5, 2025, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.” or the “Placement Agent”), as the sole placement agent in connection with the Offering. The Offering was conducted on a reasonable “best efforts” basis.

The Company agreed to pay the Placement Agent a fee in cash equal to (i) 7.0% of the aggregate proceeds from the sale of the Shares to certain Purchasers and (ii) 2.0% of the aggregate proceeds from the sale of the Shares to certain other Purchasers. The Company will not pay a fee to the Placement Agent in connection with the Shares sold to the Board Chairman. The Company also agreed to reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses, including the accountable fees of counsel, not to exceed $100,000. The Placement Agency Agreement contains customary representations, warranties, indemnification and other provisions customary for transactions of this nature.

A copy of the Placement Agency Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Placement Agency Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibits	Description

1.1	Placement Agency Agreement, dated as of June 5, 2025, between Cibus, Inc. and A.G.P./Alliance Global Partners.

5.1	Opinion of Jones Day.

10.1	Form of Securities Purchase Agreement, dated as of June 5, 2025, between Cibus, Inc. and the Purchasers.

23.1	Consent of Jones Day (included in Exhibit 5.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2025		CIBUS, INC.

	By:	/s/ Peter Beetham
	Name:	Peter Beetham
	Title:	Interim Chief Executive Officer